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Exhibit 10.28

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE 3

Section 1.01 Purchase and Sale of Assets 3

Section 1.02 No Assumed Liabilities 4

Section 1.03 Purchase Price 5

Section 1.04 Allocation of Purchase Price 5

Section 1.05 Withholding Tax 5

Section 1.06 Third Party Consents 5

ARTICLE II CLOSING 5

Section 2.01 Closing. 5

Section 2.02 Closing Deliverables 6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER 7

Section 3.01 Organization and Authority of Seller 7

Section 3.02 No Conflicts or Consents 7

Section 3.03 Financial Statements 7

Section 3.04 Undisclosed Liabilities 8

Section 3.05 Absence of Certain Changes, Events, and Conditions 8

Section 3.06 Assigned Contracts 8

Section 3.07 Title to Purchased Assets 8

Section 3.08 Condition and Sufficiency of Assets 8

Section 3.09 Inventory. 8

Section 3.10 Accounts Receivable 8

Section 3.11 Material Customers and Suppliers 9

Section 3.12 Legal Proceedings; Governmental Orders 9

Section 3.13 Compliance with Laws 9

Section 3.14 Taxes 9

Section 3.15 Brokers 9

Section 3.16 Full Disclosure 10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER 10

Section 4.01 Organization and Authority of Buyer 10

Section 4.02 No Conflicts; Consents 10

Section 4.03 Brokers 10

Section 4.04 Legal Proceedings 10

ARTICLE V COVENANTS 11

Section 5.01 Confidentiality. 11

Section 5.02 Non-Competition; Non-Solicitation. 11

Section 5.03 Public Announcements 12

Section 5.04 Bulk Sales Laws 12

Section 5.05 Receivables 13

Section 5.06 Transfer Taxes 13

Section 5.07 Further Assurances 13

ARTICLE VI INDEMNIFICATION 13

Section 6.01 Survival 13

Section 6.02 Indemnification by Seller 13

Section 6.03 Indemnification by Buyer 14

Section 6.04 Indemnification Procedures 14

Section 6.05 Cumulative Remedies 14

ARTICLE VII MISCELLANEOUS 14

Section 7.01 Expenses 15

Section 7.02 Notices 15

Section 7.03 Interpretation; Headings 15

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Section 7.04 Severability. 16

Section 7.05 Entire Agreement 16

Section 7.06 Successors and Assigns 16

Section 7.07 Amendment and Modification; Waiver 16

Section 7.08 Governing Law; Submission to Jurisdiction[; Waiver of Jury Trial] 16

Section 7.09 Counterparts 17

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of May 24, 2022, is entered into between JanOne, Inc., a Nevada corporation ("Seller"), and SPYR, Inc. a Nevada corporation ("Buyer"). Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross-references set forth in Exhibit A attached hereto.

RECITALS

WHEREAS, through Seller’s wholly owned subsidiary, GeoTraq, Inc., a Nevada corporation ("GeoTraq"), Seller was in the business of designing wireless modules that were to provide Location Based Services (“LBS”) and were to connect external sensors to the IoT. GeoTraq was planning to manufacture and sell wireless transceiver modules and subscription services that would allow connectivity using publicly available global Mobile IoT networks (the "Business"); and,

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and none of the specified liabilities of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located, which relate to, or were exclusively used or held for exclusive use in connection with, the Business (collectively, the "Purchased Assets"), including the following:

(a)
all accounts receivable held by Seller ("Accounts Receivable");
(b)
all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories ("Inventory");

(c)
all Contracts (the "Assigned Contracts") set forth on Section 1.01(d) of the disclosure schedules attached hereto (the "Disclosure Schedules"). The term "Contracts" means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral;

(d)
all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, and other tangible personal property (the "Tangible Personal Property");

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(e)
all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees (including any such item relating to the payment of Taxes);

(f)
all of Seller's rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;

(g)
all insurance benefits, including rights and proceeds, exclusively arising from, or relating to the Business, the Purchased Assets, or the Assumed Liabilities;

(h)
originals or, where not available, copies of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, "Governmental Authority")), sales material and records, strategic plans and marketing, and promotional surveys, material, and research ("Books and Records");

(i)
all goodwill and the going concern value of the Purchased Assets and the Business; and

(j)
all intellectual property, including without limitation, all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing;
(ii)
copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.

Section 1.02 No Assumed Liabilities.

(a)
Upon the Closing, Buyer shall assume no liabilities of Seller or GeoTraq incurred by Seller or GeoTraq prior to Closing. Seller agrees to hold Buyer harmless from any and all such liabilities and promises to indemnify and defend Buyer from any and all liability claims, including the payment of any costs associated therewith, including all attorney fees incurred by Buyer in connection therewith. For purposes of this Agreement, "Liabilities" means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute, or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

(b)
Notwithstanding any provision in this Agreement to the contrary, Buyer shall also not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or GeoTraq or any of its Affiliates of any kind or nature whatsoever (the "Affiliate Liabilities"). For purposes of this Agreement: (i) "Affiliate" of a Person means any other

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Person that directly or indirectly, through one or more intermediaries, controls, is controlled

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by, or is under common control with, such Person; and (ii) the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 1.03 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $13,500,000 (the "Purchase Price"). Buyer shall pay the Purchase Price by issuing Seller thirty million (30,000,000) shares of restricted common stock valued for purposes of this Agreement at $0.03 per share and issuing Seller a promissory note (the "Note") in the amount of $12,600,000 with a maturity date of May 23, 2027. The payment terms of the Note are set forth therein.

Section 1.04 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule set forth on Section 1.04 of the Disclosure Schedules (the "Allocation Schedule"). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) ("Tax Returns") in a manner consistent with the Allocation Schedule.

Section 1.05 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law that specifically relate to Seller’s breach of its obligations under Section 1.04. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 1.06 Third Party Consents. To the extent that Seller's rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the specific Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the specific Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE II

CLOSING

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Mailander Law Office, Inc., 4811 49th Street, San Diego, CA 92115, or remotely by exchange of documents and signatures (or their electronic counterparts), at 12:00 noon Pacific Daylight Time, simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon. The date on which the Closing is to occur is herein referred to as the "Closing Date."

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Section 2.02 Closing Deliverables.

(a)
At the Closing, Seller shall deliver to Buyer the following:
(i)
a bill of sale in the form of Exhibit B attached hereto (the "Bill of Sale") and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(ii)
an assignment and assumption agreement in the form of Exhibit C attached hereto (the "Assignment and Assumption Agreement") and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets;

(iii)
a certificate of the Secretary (or equivalent officer) of Seller in the form of Exhibit D (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors and the shareholders of Seller, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the "Transaction Documents") and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents;

(iv)
such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement; and

(v)
filed proofs of the assignment of all intellectual property, including without limitation, filed proofs of the assignment of all intellectual property, including without limitation, (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.

(b)
At the Closing, Buyer shall deliver to Seller the following:
(i)
the Purchase Price consisting of thirty million (30,000,000) shares of Buyer's unregistered and restricted common stock, and the executed Note (less any amounts which may be withheld for outstanding Tax Liabilities);

(ii)
the Assignment and Assumption Agreement duly executed by Buyer;

(iii)
a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, which authorize the

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execution, delivery, and performance of this Agreement and the Transaction

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Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents in the form of "Exhibit E".

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller and GeoTraq of their respective obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Seller; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, "Law") or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority ("Governmental Order") applicable to Seller, the Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity ("Person") or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance ("Encumbrance") on the Purchased Assets.

Section 3.03 Financial Statements. Complete copies of the unaudited monthly balance sheets (each, a "Balance Sheet") of GeoTraq from August 31, 2017 through and including February 28, 2022 (which February date is the “Balance Sheet Date”) and unaudited monthly

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operating statements from the month of August 2017 through and including the month of February

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2022 (collectively, the “Unaudited Financial Statements”) have been delivered to Buyer. The Unaudited Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time, applied on a consistent basis throughout the periods involved. The Unaudited Financial Statements for each of GeoTraq’s fiscal years are subject to year-end audit adjustments and do not contain all footnotes required by GAAP.

Section 3.04 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the February 28, 2022 Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of Business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.05 Absence of Certain Changes, Events, and Conditions. Subject to the cessation of operations in respect of the Business, since the Balance Sheet Date, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the Business or condition (financial or otherwise)of the Business; or (b) the value of the Purchased Assets.

Section 3.06 Assigned Contracts. Each Assigned Contract is valid and binding on GeoTraq in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller's knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.

Section 3.07 Title to Purchased Assets. GeoTraq has good and valid title to all of the Purchased Assets, free and clear of Encumbrances.

Section 3.08 Condition and Sufficiency of Assets. Each item of Tangible Personal Property is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it was intended to be put, and no item of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the recommencement of the Business after the Closing in substantially the same manner as conducted prior to the Closing prior to the Seller’s cessation thereof and constitute all of the rights, property, and assets necessary to conduct the Business as it had been conducted. None of the Excluded Assets is material to the Business.

Section 3.09 Inventory. All Inventory, whether or not reflected in the February 28, 2022 Balance Sheet, consists of a quality and quantity usable and salable in the former ordinary course of Business consistent with past practice, all of which Inventory was written down to zero value as of December 31, 2021.

Section 3.10 Accounts Receivable. The Accounts Receivable: (a) have arisen from bona fide transactions entered into by GeoTraq involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid,

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undisputed

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claims of GeoTraq not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of Business consistent with past practice; and

(c)
are collectible in full within ninety (90) days after billing.

Section 3.11 Material Suppliers.

(a) Section 3.11 of the Disclosure Schedules sets forth with respect to the Business

(i)
each supplier to whom Seller has paid aggregate consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 3.12 Legal Proceedings; Governmental Orders.

(a)
There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, "Actions") pending or, to Seller's knowledge, threatened against or by GeoTraq: (i) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)
GeoTraq is in compliance with all Governmental Orders against, relating to, or affecting the Business or the Purchased Assets.

Section 3.13 Compliance with Laws. GeoTraq is in compliance with all Laws applicable to the conduct of the Business prior to its cessation or the ownership and former use of the Purchased Assets.

Section 3.14 Taxes. All Taxes due and owing by GeoTraq have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of GeoTraq. All Tax Returns with respect to the Business required to be filed by GeoTraq for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. The term "Taxes" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

Section 3.15 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of

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Seller.

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Section 3.16 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer;

(b)
violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or
(c)
require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03 Insolvency. As of the Closing Date Buyer is not insolvent and Buyer effecting the transactions that are contemplated by this Agreement or the Transaction Documents, whether individually or collectively, will not result in Buyer becoming insolvent.

Section 4.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05 Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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Section 4.06 Full Disclosure. No statement contained in the any filing made by Buyer in connection with its reporting obligations under the Securities Exchange Act of 1934, as amended, or in connection with any other document filed with the Securities and Exchange Commission, whether

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in connection with a filing under the Securities Act of 1933, as amended, or otherwise, or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

COVENANTS

Section 5.01 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents ("Representatives") to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are, in their reasonable judgment, required to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Non-Competition; Non-Solicitation.

(a)
Seller acknowledges the competitive nature of the Business and accordingly agrees, in connection with the sale of the Purchased Assets, including the goodwill of the Business, which Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, that for a period of five (5) years commencing on the Closing Date (the "Restricted Period"), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in business of designing wireless modules to provide LBS and to connect external sensors to the IoT and to manufacture and sell wireless transceiver modules and subscription services that would allow connectivity using publicly available global Mobile IoT networks (the "Restricted Business") worldwide (the "Territory"); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant; or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former client or customer of GeoTraq and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such

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Person.

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(b)
During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.02(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer; or (ii) after one hundred eighty

(180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)
Seller acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to request a court of competent jurisdiction to grant Buyer equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without, subject such court’s order, any requirement to post bond).

(d)
Seller acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.04 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

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Section 5.05 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) business days after its receipt thereof. From and after the Closing, if Buyer or its Affiliates receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliates shall remit any such funds to Seller within five (5) business days after its receipt thereof.

Section 5.06 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred prior to Closing of this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI

INDEMNIFICATION

Section 6.01 Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VI, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees (collectively, "Losses"), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(a)
any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)
any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(c)
any Excluded Asset or any Excluded Liability; or
(d)
any Third Party Claim based upon, resulting from, or arising out of the

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business, operations, properties, assets, or obligations of Seller or any of its Affiliates (other

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than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, "Third Party Claim" means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

Section 6.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(a)
any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or,

(b)
any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto.

Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to the other party (the "Indemnifying Party"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05 Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII

MISCELLANEOUS

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Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller: JanOne, Inc.

325 E. Warm Springs Road Suite 102

Las Vegas, NV 89119 Facsimile: [FAX NUMBER] Email: T.isaac@isaac.com

Attention: Chief Executive Officer

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with a mandatory copy (that does not constitute notice) to:

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Clark Hill

555 Flower Street, 24th Floor Los Angeles, CA 90071 Email: rkatz@clarkhill.com Attention: Randy Katz

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If to Buyer: SPYR, Inc.

6700 Woodlands Parkway

Ste. 230

The Woodlands, TX 77382 Email: timmatula@comcast.net Attention: Tim Matula

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with a mandatory copy (that does not constitute notice) to:

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Mailander Law Office, Inc. 4811 49th Street

San Diego, CA 92115

Email: tad@mailanderlaw.net Attention: Tad Mailander

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Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial].

(a)
All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Nevada in each case located in the city of Las Vegas and county of Clark, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY

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EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:

(I)
NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION;
(II)
EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND

(IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JANONE, INC.

By TONY ISAAC

Chief Executive Officer SPYR, INC.

By TIM MATULA

Chief Executive Officer

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EXHIBIT A

DEFINITIONS CROSS-REFERENCE TABLE

The following terms have the meanings set forth in the location in this Agreement referenced below:

Term	Section
Accounts Receivable	Section 1.01(a)
Actions	Section 3.12(a)
Affiliate	Section 1.02(b)
Agreement	Preamble
Allocation Schedule	Section 1.04
Assigned Contracts	Section 1.01(c)
Assignment and Assumption Agreement	Section 2.02(a)(ii)
Assumed Liabilities	Error! Reference source not found.
Balance Sheet	Section 3.03
Balance Sheet Date	Section 3.03
Bill of Sale	Section 2.02(a)(i)
Books and Records	Section 1.01(h)
Business	Recitals
Buyer	Preamble
Buyer Indemnitees	Section 6.02
Closing	Section 2.01
Closing Date	Section 2.01
Contracts	Section 1.01(c)
Control	Section 1.02(b)
Disclosure Schedules	Section 1.01(c)
Encumbrance	Section 3.02
Excluded Assets	Error! Reference source not found.
Excluded Liabilities	Section 1.02(b)
Financial Statements	Section 3.03
Governmental Authority	Section 1.01(h)
Governmental Order	Section 3.02
Indemnified Party	Section 6.04
Indemnifying Party	Section 6.04

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Inventory	Section 1.01(b)
Law	Section 3.02
Liabilities	Error! Reference source not found.
Losses	Section 6.02
Material Suppliers	Section 3.11(a)
Person	Section 3.02
Purchased Assets	Section 1.01
Purchase Price	Section 1.03
Representatives	Section 5.01
Restricted Business	Section 5.02(a)
Restricted Period	Section 5.02(a)
Seller	Preamble
Seller Indemnitees	Section 6.03
Tangible Personal Property	Section 1.01(d)
Taxes	Section 3.14
Tax Returns	Section 1.04
Territory	Section 5.02(a)
Third Party Claim	Section 6.02(d)
Transaction Documents	Section 2.02(a)(iii)